Exhibit 99.(b)(1)

GOLDMAN SACHS CREDIT PARTNERS L.P. 85 Broad Street New York, New York 10004	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013

CONFIDENTIAL

January 28, 2007

L Curve Sub Inc.

c/o the Investors referred to below

Attention:  Douglas Becker

Project Learning Curve
Commitment Letter

Ladies and Gentlemen:

You have advised us that L Curve Sub Inc. (“Newco”), formed at the direction of the Investors (as defined below), intends to acquire (the “Acquisition”) the company previously identified to us in connection herewith (the “Company”), and to consummate the other Transactions described herein (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facilities Term Sheet”)).  As used herein, “Investors” are expected to include the entities and individuals set forth on Exhibit E (collectively, the “Investors”).

You have further advised each of Goldman Sachs Credit Partners L.P. (“GSCP”) and Citigroup Global Markets Inc. (“CGMI”) (collectively, the “Agents”) that, in connection therewith, it is intended that the financing for the Transactions will include (a) the senior secured credit facilities (the “Senior Facilities”) described in the Senior Facilities Term Sheet, in an aggregate principal amount of up to $1,150 million, (b) at your option, either (i) up to $725 million in aggregate principal amount of senior unsecured notes (the “Senior Unsecured Notes”) in a public offering or in a Rule 144A or other private placement or (ii) if the Senior Unsecured Notes are not issued on or prior to the Closing Date (as defined below), up to $725 million of senior unsecured increasing rate loans (the “Senior Unsecured Bridge Loans”) under the senior unsecured credit facility (the “Senior Unsecured Bridge Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Unsecured Bridge Term Sheet”) and (c) at your option, either (i) up to $325 million in aggregate principal amount of senior subordinated notes (the “Senior Subordinated Notes”; and together with the Senior Unsecured Notes, the “Notes”) in a public offering or in a Rule 144A or other private placement or (ii) if the Senior Subordinated Notes are not issued on or prior to the Closing Date, up to $325 million of senior subordinated increasing rate loans (the “Senior Subordinated Bridge Loans”;

and together with the Senior Unsecured Bridge Loans, the “Bridge Loans”) under the senior subordinated credit facility (the “Senior Subordinated Bridge Facility”; and together with the Senior Unsecured Bridge Facility, the “Bridge Facilities”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Subordinated Bridge Term Sheet” and, together with the Senior Facilities Term Sheet and the Senior Unsecured Bridge Term Sheet, the “Term Sheets”).  The Senior Facilities and the Bridge Facilities are collectively referred to herein as the “Facilities”.  Notwithstanding the foregoing, (i) the portion of the debt amounts referred to above that are to be funded on or prior to the Closing Date will be adjusted such that the aggregate amount of such debt, taken together with any Rollover Debt (as defined below) does not exceed 7.1x Pro Forma LTM EBITDA (as defined below), which such adjustment shall be allocated pro rata among the Term Loan Facility, the Revolving Facility (to the extent drawn on the Closing Date),  the Senior Unsecured Notes or the Senior Unsecured Bridge Facility as the case may be, and the Senior Subordinated Notes or the Senior Subordinated Bridge Facility as the case may be and (ii) the amount of the Term Loan Facility shall be reduced by the amount of existing debt of the Borrower and its subsidiaries to remain outstanding after the Closing Date (which, for the avoidance of doubt, shall not include Title IV funding and which shall be limited (so long as the result of such limitation does not exceed $30 million) to the pro rata share of such existing debt allocable to the Borrower and its subsidiaries with respect to the Non-Wholly Owned Subsidiaries) (“Rollover Debt”), provided that in no event shall any such adjustment in clause (i) or (ii) above result in the aggregate amount of such funded debt (including any Rollover Debt) being less than $1.7 billion.   For purposes of this Commitment Letter, “Pro Forma LTM EBITDA” means, at any date, the pro forma consolidated EBITDA of the Company and its subsidiaries for the trailing four-quarter period most recently ended prior to the Closing Date for which financial statements are available determined in the same manner as agreed for the definition of EBITDA in the Facilities Documentation (including, without limitation pro forma EBITDA from acquisitions consummated prior to the Closing Date).

In connection with the foregoing, GSCP and CGMI (on behalf of Citigroup (as defined below)) are pleased to advise you of their commitments to, severally and not jointly, each provide 50% of each of the Senior Facilities and the Bridge Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”).

It is agreed that each of GSCP and Citigroup will act as a joint lead arranger for the Facilities (in such capacity, the “Lead Arranger” and, collectively, the “Lead Arrangers”) and as a joint bookrunner for the Facilities; that an entity to be mutually agreed between you and the Lead Arrangers will act as administrative agent for the Facilities (in such capacity, the “Administrative Agent”).  You may appoint additional agents, co-agents and one additional joint lead arranger and joint bookrunner or confer other titles in respect of each Facility in a manner and with economics determined by you in consultation with the Lead Arrangers; provided, however, that (i) GSCP shall be entitled to retain at least 40% of the economics to be paid on the Closing Date and Citigroup shall be entitled to retain at least 40% of the economics to be paid on the Closing Date (and in no event less than any other Lead Arranger), and (ii) GSCP shall have “left-side” designation with respect to any marketing materials in respect thereof and Citigroup shall be immediately “to the right” of GSCP with respect to such marketing materials.  No compensation (other than that expressly contemplated by this Commitment Letter and the Fee

Letter referred to below and other than in connection with any additional appointments referred to above) will be paid to any Lender in connection with the Facilities unless you and the Agents shall so agree.  For purposes of this Commitment Letter, “Citigroup” means CGMI, Citibank, N.A., Citigroup USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citigroup shall determine to be appropriate to provide the services contemplated herein.

The Agents reserve the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of the Agents’ commitments hereunder to a group of financial institutions (together with the Agents, the “Lenders”) identified by the Agents in consultation with you and reasonably acceptable to them and you (your consent not to be unreasonably withheld or delayed), and you agree to use commercially reasonable efforts to provide the Agents with a period of at least 20 consecutive calendar days following the launch of general syndication of the Senior Facilities and immediately prior to the Closing Date to syndicate the Senior Facilities; provided that, notwithstanding each Agent’s right to syndicate the Facilities and receive commitments with respect thereto, it is understood that any syndication of, or receipt of commitments in respect of, all or any portion of an Agent’s commitments hereunder prior to the initial funding under the Senior Facilities shall not reduce such Agent’s commitments hereunder (provided, however, that, notwithstanding the foregoing, assignments of an Agent’s commitments which are effective simultaneously with the funding of such commitments by the assignee shall be permitted) (the date of such initial funding under the Senior Facilities, the “Closing Date”) and, unless you otherwise agree in writing, each Agent shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred; provided that participations shall be permitted with customary voting rights for participants so long as the participations provide that, with respect to any actions where the participant has voting rights, the Lead Arrangers retain the right to terminate (pre-closing with respect to any of the Facilities) or buy (post-closing through the first anniversary of the Closing Date with respect to the Bridge Facilities only) the participation of any participant not consenting to the requested change.  Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Agents’ commitments hereunder are not subject to syndication of the Facilities.  The Agents intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date.  You agree actively to assist the Agents in completing a timely syndication that is reasonably satisfactory to them and you.  Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Investors and, to the extent practical and appropriate, the Company, (b) direct contact between senior management, representatives and advisors of you, the Investors and the Company and the proposed Lenders at times mutually agreed upon, (c) your and the Investors’ assistance, and your using commercially reasonable efforts to cause the Company to assist, in the preparation of a customary Confidential Information Memorandum for the Facilities and other marketing materials to be used in connection with the syndications, (d) prior to the launch of the syndications, using your commercially reasonable efforts to procure a corporate credit rating from Standard & Poor’s Ratings Services (“S&P”) and a corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case in respect of the Borrower, and ratings for each of the Facilities and the Notes from each of S&P and Moody’s and (e) the hosting, with the Agents, of one or more meetings of prospective Lenders at times mutually agreed upon.

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Investors and the Company to provide) to the Agents all customary information with respect to you, the Company and each of your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Agents may reasonably request.  You hereby represent and covenant that (a) to the best of your knowledge, all written information and written data other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Agents by you, the Company, the Investors or any of your and their respective representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to the Agents by you, the Company, the Investors or any of your and their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to the Agents.  You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances.  In arranging and syndicating the Facilities, the Agents will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You hereby acknowledge that (a) the Agents will make available Information and Projections to the proposed syndicate of Lenders and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”).  If reasonably requested by the Lead Arrangers, you will assist us in preparing an additional version of the Confidential Information Memorandum to be used by Public Lenders.  The information to be included in the additional version of the Confidential Information Memorandum will be substantially consistent with the information included in any offering memorandum for the offering for the Notes.   It is understood that in connection with your assistance described above, authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders, containing a representation to the Lead Arrangers that the public-side version does not include material non-public information about the Company, and exculpate you, the Investors, the Company and us with respect to any liability related to the use of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof.  You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”.  You acknowledge that the following documents may be distributed to Public Lenders (unless you promptly notify us that any such document contains material non-public information with respect to the Company or its securities): (a) drafts and final definitive documentation with respect to the Facilities; (b) administrative materials prepared by the Agents for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the terms of the Facilities.

As consideration for the commitments of the Agents hereunder and their agreement to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).  Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

The commitments of the Agents hereunder and their agreement to perform the services described herein are subject to the conditions precedent set forth herein and in Exhibit D hereto.  In addition, the commitments of the Agents hereunder are subject to the execution and delivery of definitive documentation, closing certificates, solvency certificates and opinions with respect to the Facilities (the “Facilities Documentation”), in each case consistent with the Term Sheets and otherwise mutually agreed to be customary and appropriate for transactions of this type for affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”); provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Company, its subsidiaries and their businesses the making of which may be a condition to availability of the Facilities on the Closing Date shall be (a) such of the representations made by the Company in the Purchase Agreement as are material to the interests of the Lenders (it being understood that the representation and warranty set forth in Section 4.11(i) of the Purchase Agreement (including, for the avoidance of doubt, the defined terms referenced therein) is deemed to be material to the interests of the Lenders), but only to the extent that you have the right to terminate your obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement and (b) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that, to the extent any Guarantee or Collateral (each as defined in Exhibit A hereto) (other than the U.S. pledge and perfection of security interests in the pledged stock (to the extent required under the Senior Facilities Term Sheet) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Guarantee and/or Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed).  Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and agreement of the Agents and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheets and customary and appropriate for transactions of this type with affiliates of KKR.  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to corporate power and authority, the execution, delivery and enforceability of the Facilities Documentation, Federal Reserve margin regulations and the Investment Company Act.

You agree (a) to indemnify and hold harmless each of the Agents and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing, (ii) arising from a breach of the obligations of such Indemnified Person under this Commitment Letter or the Facilities Documentation or (iii) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought solely by an Indemnified Person against any other Indemnified Person, and (b) to reimburse the Agents and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of the Agents’ due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Agents identified in the Term Sheets and of a single local counsel to the Agents in each relevant jurisdiction (subject to actual conflicts), except allocated costs of in-house counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any security arrangements in connection therewith (collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

You acknowledge that the Agents and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  Neither the Agents nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Agents nor any of their affiliates will furnish any such information to other persons.  You also acknowledge that neither the Agents nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Agent is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, the Agents and their respective affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

The Agents and their respective affiliates may have economic interests that conflict with those of the Company and you.  You agree that the Agents will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Agents and you and the Company, your and their respective stockholders or your and their respective affiliates.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Agents, on the one hand, and you and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction each Agent is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their management, stockholders, creditors or any other person, (iii) the Agents have not assumed an advisory or fiduciary responsibility in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agents or any of their respective affiliates have advised or are currently advising you or the Company on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate.  You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  You agree that you will not claim that the Agents have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you, in connection with such transaction or the process leading thereto.

This Commitment Letter and the commitments hereunder shall not be assignable by you (other than to the Borrower, with all obligations and liabilities of Newco hereunder being assumed by the Borrower upon the effectiveness of such assignment) without the prior written consent of the Agents, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto.   Any and all obligations of, and services to be provided by, the Agents hereunder (including, without limitation, its commitments) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their affiliates or branches.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Agents and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and, together with the Fee Letter dated the date hereof, supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto.  THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, or the activities of the Agents pursuant hereto or to the Fee Letter shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Investors and to your and their officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Agents consent to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter and the contents hereof to the Company and its officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents in any proxy relating to the Acquisition and in any prospectus or other offering memorandum relating to the Notes, (iii) you may disclose this Commitment Letter, and the contents hereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Facilities, (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and (v) to the extent portions thereof have been redacted in a manner to be agreed, you may disclose the Fee Letter and the contents thereof to the Company and its officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis.  You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release.

You acknowledge that the information and documents relating to the Facilities may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that the Agents shall not be liable for any damages arising from the use by others of information or documents transmitted in such manner.

The Agents and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Agents or any of their affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates, (d)  to the extent that such information is received by the Agents from a third party that is not to the Agents’ knowledge subject to confidentiality obligations to the Borrower, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ affiliates and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense.  The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder.

The indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Agents’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder (or, in the case any Notes are issued on the Closing Date, upon the initial funding of the Senior Facilities only), and you shall be released from all liability in connection with such terminated and superseded obligations.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of the Agents and each other Lender is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow any of the Agents or such Lender to identify the Borrower and the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Agents and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on January 31, 2007.  The Agents’ respective commitments hereunder and agreements contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.  In the event that the initial borrowing in respect of the Senior Facilities does not occur on or before October 21, 2007, then this Commitment Letter and the commitments and undertakings of each of the Agents hereunder shall automatically terminate unless each of them shall, in their discretion, agree to an extension.

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The Agents are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

GOLDMAN SACHS CREDIT PARTNERS
L.P.

By	/s/ Tom Connolly
Name: Tom Connolly
Title: Authorized Signatory

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Caesar W. Wyszomirski
Name: Caesar W. Wyszomirski
Title: Director

Accepted and agreed to as of
the date first above written:

L CURVE SUB INC.

By	/s/ Jonathan Smidt
Name: Jonathan Smidt
Title: Vice President & Secretary